Exhibit 99.1


                  The Bon-Ton Stores, Inc. Announces
                  Third Quarter Fiscal 2007 Results

   Net Loss of $1.17 Per Diluted Share versus Prior Year Net Loss of
                        $0.66 Per Diluted Share

               Company Revises Guidance for Fiscal 2007


    YORK, Pa.--(BUSINESS WIRE)--Nov. 29, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2007 ended November 3, 2007.

    For the third quarter of fiscal 2007, the Company reported a net loss of $19.4 million, or $1.17 per diluted share, compared to a net loss of $10.9 million, or $0.66 per diluted share, for the third quarter of fiscal 2006. The Company reported a net loss of $63.6 million, or $3.86 per diluted share, for the thirty-nine weeks ended November 3, 2007, compared to a net loss of $41.5 million, or $2.53 per diluted share, for the comparable period last year.

    Comments

    Bud Bergren, President and Chief Executive Officer, commented, "Our August comparable store sales were positive and we were getting early indications of favorable customer response to our fall merchandise. The deterioration of the macro-economic environment and the unseasonable weather in September and October negatively impacted our comparable store sales in both months. Consequently, our third quarter EBITDA and net income results were below our expectations."

    Mr. Bergren continued, "We are encouraged by the improvement in our business since the beginning of November when the arrival of seasonable weather had a positive impact on our sales. Our two major promotions in November performed well. We believe our reported comparable store sales for November will be in the high single to low double digits. We continue to manage our inventories and control expenses to plan. While we recognize that we are currently operating in a difficult retail environment, Bon-Ton's long-term plan is intact and we are confident in the longer-term potential of the Company. We remain on track to achieve our targets as they relate to the integration of Bon-Ton and Carson's, which will ultimately deliver shareholder value."

    Sales

    For the third quarter of fiscal 2007, total sales decreased 2.9% to $780.8 million compared to $804.1 million for the prior year period. Bon-Ton and Carson's combined comparable store sales in the same period decreased 3.0%.

    Year-to-date total sales increased 5.4% to $2,227.0 million compared to $2,112.6 million for the same period last year. For informational purposes only, year-to-date Carson's comparable store sales decreased 1.0%. Year-to-date Bon-Ton comparable store sales decreased 7.4%.

    Other Income

    Other income increased to $24.6 million in the third quarter of fiscal 2007, compared to $22.9 million in the prior year period, primarily due to an increase in the program revenue received under the Credit Card Program Agreement ("CCPA") with HSBC Bank Nevada, N.A. ("HSBC"). Year-to-date other income increased to $69.4 million, compared to $57.6 million in the prior year period, primarily due to the inclusion of thirteen weeks of Carson's operations in the first quarter of fiscal 2007, as compared to eight weeks of Carson's operations in the prior year period and an increase in the program revenue received under the CCPA with HSBC.

    Gross Margin

    In the third quarter of fiscal 2007, gross margin dollars decreased $22.2 million compared to the prior year period. The gross margin rate in the third quarter decreased 1.8 percentage points to 34.8% of net sales, as compared to 36.6% reported in the prior year period. Year-to-date gross margin dollars increased $23.0 million compared to the prior year period, primarily due to the inclusion of thirteen weeks of Carson's operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson's operations in the prior year period. The year-to-date gross margin rate decreased 0.8 percentage point to 35.4% of net sales, as compared to 36.2% reported in the prior year period, reflecting the negative margin impact of the sales from Carson's stores that were included in the first five weeks in the first quarter of fiscal 2007, but not included in the first quarter results of fiscal 2006.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses in the third quarter of fiscal 2007 decreased $8.3 million to $265.3 million as compared to the prior year period. The SG&A expense rate of 34.0% was even with the prior year period. Year-to-date SG&A expenses increased $49.2 million compared to the prior year period. The increase in SG&A expenses is primarily attributable to the inclusion of thirteen weeks of Carson's operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson's operations in the prior year period. The year-to-date SG&A expense rate increased by 0.5 percentage point to 35.1% compared to 34.6% in the prior year period. Integration expenses year-to-date were approximately $4.7 million.

    EBITDA

    EBITDA, defined as net income (loss) before interest, income taxes and depreciation and amortization, decreased $12.1 million in the third quarter of fiscal 2007 to $31.4 million as compared to $43.5 million in the third quarter of fiscal 2006. Year-to-date EBITDA decreased $14.4 million to $76.9 million as compared to $91.2 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization and Amortization of Lease-related
Interests

    Depreciation and amortization expense, including amortization of lease-related interests, increased $1.8 million to $31.4 million in the third quarter of fiscal 2007 as compared to $29.6 million in the prior year period, primarily due to the increased expense associated with prior year capital expenditures. Year-to-date depreciation and amortization expense, including amortization of lease-related interests, increased $14.5 million to $91.1 million as compared to $76.7 million in the prior year period. The increase in year-to-date depreciation and amortization expense is primarily attributable to the inclusion of thirteen weeks of Carson's operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson's operations in the prior year period and the increased expense associated with prior year capital expenditures.

    Interest Expense, Net

    Interest expense, net, decreased $0.5 million to $27.4 million in the third quarter of fiscal 2007 as compared to $27.9 million in the prior year period. Year-to-date interest expense, net, increased $3.2 million to $82.3 million as compared to $79.1 million in the prior year period. In the first quarter of fiscal 2006, the Company recorded a charge of $6.8 million reflecting the write-off of fees associated with a bridge facility and the early payoff of the Company's previous debt.

    Guidance

    Keith Plowman, Executive Vice President and Chief Financial
Officer, commented, "Based on our lower sales in September and October and our forecast for the fourth quarter, we expect fiscal 2007 earnings per diluted share to be in the range of $1.50 to $1.80 and EBITDA to be in the range of $272 to $280 million. Assumptions reflected in our revised full year fiscal 2007 guidance include:

    --  Reduced total sales growth to an increase of 1.3% to 1.7%;

    -- Reduced comparable stores sales to a negative 1.9% to a negative 2.2%; and

    --  Reduced gross margin rate to a range of 36.4% to 36.5%.

    Mr. Plowman continued, "Our revised guidance includes the expectation that the retail environment will continue to be promotional through the holidays, and we are managing our inventories and expenses accordingly. We believe we have implemented the right strategies and are managing our business to deliver sustainable long-term sales and earnings growth. In addition, we have an appropriate debt structure in place, our excess borrowing capacity of $253.6 million at the end of the third quarter was approximately $6 million greater than the prior year and in the fourth quarter we expect to pay down debt with the cash generated by the business."

    The Company's quarterly conference call to discuss third quarter fiscal 2007 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 215-7013 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 13, 2007. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 9615343.

    The Bon-Ton Stores, Inc. operates 280 department stores, which includes ten furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at http://investors.bonton.com.

    Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, deterioration in consumer confidence, additional competition from existing and new competitors, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

    Note 1: As used in this release, EBITDA is defined as net income
(loss) before interest, income taxes, depreciation and amortization and amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to EBITDA is provided in the financial schedules accompanying this release.



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data) November 3, February 3,
(Unaudited)                                       2007        2007
                                               -----------------------
Assets
Current assets:
 Cash and cash equivalents                     $   23,976  $   24,733
 Merchandise inventories                        1,036,853     787,487
 Prepaid expenses and other current assets        115,193      84,731
 Deferred income taxes                             12,832      17,858
----------------------------------------------------------------------
  Total current assets                          1,188,854     914,809
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net
 of accumulated depreciation and
 amortization of $389,623 and $311,160 at
  November 3, 2007 and February 3, 2007,
  respectively                                    892,254     897,886
Deferred income taxes                              87,058      76,586
Goodwill                                           22,233      27,377
Intangible assets, net of accumulated
 amortization of $19,444 and $12,087 at
 November 3, 2007 and February 3, 2007,
  respectively                                    169,668     176,700
Other long-term assets                             37,574      41,441
----------------------------------------------------------------------
  Total assets                                 $2,397,641  $2,134,799
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable                              $  428,040  $  209,742
 Accrued payroll and benefits                      50,206      68,434
 Accrued expenses                                 152,800     178,642
 Current maturities of long-term debt               5,559       5,555
 Current maturities of obligations under
  capital leases                                    2,123       1,936
 Income taxes payable                                   -      48,086
----------------------------------------------------------------------
  Total current liabilities                       638,728     512,395
----------------------------------------------------------------------
Long-term debt, less current maturities         1,293,064   1,120,169
Obligations under capital leases, less current
 maturities                                        67,824      69,456
Other long-term liabilities                       112,584      86,383
----------------------------------------------------------------------
  Total liabilities                             2,112,200   1,788,403
----------------------------------------------------------------------
Shareholders' equity:
 Preferred Stock - authorized 5,000,000 shares
  at $0.01 par value; no shares issued                  -           -
 Common Stock - authorized 40,000,000 shares
  at $0.01 par value; issued shares of
  14,594,111 and 14,469,196 at November 3,
  2007 and February 3, 2007, respectively             146         145
 Class A Common Stock - authorized 20,000,000
  shares at $0.01 par value; issued and
  outstanding shares of 2,951,490 at November
  3, 2007 and February 3, 2007                         30          30
 Treasury stock, at cost - 337,800 shares at
  November 3, 2007 and February 3, 2007            (1,387)     (1,387)
 Additional paid-in-capital                       137,274     130,875
 Accumulated other comprehensive income                45       1,189
 Retained earnings                                149,333     215,544
----------------------------------------------------------------------
  Total shareholders' equity                      285,441     346,396
----------------------------------------------------------------------
  Total liabilities and shareholders' equity   $2,397,641  $2,134,799
----------------------------------------------------------------------




              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                           THIRTEEN                 THIRTY-NINE
                          WEEKS ENDED               WEEKS ENDED
                   ---------------------------------------------------
(In thousands      November 3,  October 28,  November 3,  October 28,
 except share and
 per share data)
(Unaudited)            2007         2006         2007         2006
----------------------------------------------------------------------

Net sales          $   780,839  $   804,100  $ 2,227,020  $ 2,112,646
Other income            24,646       22,859       69,409       57,646
----------------------------------------------------------------------
                       805,485      826,959    2,296,429    2,170,292
----------------------------------------------------------------------

Costs and expenses:
 Costs of
  merchandise sold     508,802      509,829    1,438,672    1,347,342
 Selling, general
  and
  administrative       265,279      273,581      780,891      731,722
 Depreciation and
  amortization          30,107       28,756       87,306       74,093
 Amortization of
  lease-related
  interests              1,280          831        3,841        2,579
----------------------------------------------------------------------
Income (loss) from
 operations                 17       13,962      (14,281)      14,556
Interest expense,
 net                    27,383       27,929       82,281       79,082
----------------------------------------------------------------------

Loss before income
 taxes                 (27,366)     (13,967)     (96,562)     (64,526)
Income taxes            (8,004)      (3,066)     (32,926)     (23,015)
----------------------------------------------------------------------

Net loss           $   (19,362) $   (10,901) $   (63,636) $   (41,511)
----------------------------------------------------------------------

Per share amounts
 -
 Basic:
       Net loss    $     (1.17) $     (0.66) $     (3.86) $     (2.53)
----------------------------------------------------------------------

 Basic weighted
  average shares
  outstanding       16,533,957   16,439,314   16,504,678   16,420,082

 Diluted:
         Net loss  $     (1.17) $     (0.66) $     (3.86) $     (2.53)
----------------------------------------------------------------------

 Diluted weighted
  average shares
  outstanding       16,533,957   16,439,314   16,504,678   16,420,082



Other financial
 data:
EBITDA (1)         $    31,404  $    43,549  $    76,866  $    91,228


    (1) EBITDA Reconciliation

    The following table reconciles net loss to EBITDA for the periods indicated:



                                    THIRTEEN           THIRTY-NINE
                                   WEEKS ENDED         WEEKS ENDED
                               ---------------------------------------
(In thousands)                 November  October   November  October
                                   3,       28,        3,       28,
(Unaudited)                      2007      2006      2007      2006
----------------------------------------------------------------------

Net loss                       $(19,362) $(10,901) $(63,636) $(41,511)
Adjustments:
 Income taxes                    (8,004)   (3,066)  (32,926)  (23,015)
 Interest expense, net           27,383    27,929    82,281    79,082
 Depreciation and amortization   30,107    28,756    87,306    74,093
 Amortization of lease-related
  interests                       1,280       831     3,841     2,579
----------------------------------------------------------------------

EBITDA                         $ 31,404  $ 43,549  $ 76,866  $ 91,228
----------------------------------------------------------------------



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public and Investor Relations
             mkerr@bonton.com